As filed with the Securities and Exchange Commission on August 2, 1999
                       --Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 FiNET.COM, INC.
                 (Exact name of issuer specified in its charter)

                               Delaware 94-3115180
          (State of incorporation) (I.R.S. Employer Identification No.)

                          3021 Citrus Circle, Suite 150
                         Walnut Creek, California 94598
                    (Address of Principal Executive Offices)

 1989 STOCK OPTION PLAN, AS AMENDED         1999 EMPLOYEE STOCK PURCHASE PLAN
 1998 STOCKBONUS INCENTIVE PLAN              THOMAS L. PORTER 1999 EMPLOYMENT
                                                       AGREEMENT
 1998 NON-EMPLOYEE DIRECTOR' STOCK          MICHAEL G. CONWAY 1998 EMPLOYMENT
    OPTION PLAN, AS AMENDED                        AGREEMENT, AS AMENDED
 MARK L. KORELL 1998 EMPLOYMENT             DANIEL L. RAWITCH 1998 EMPLOYMENT
    CONTRACT, AS AMENDED                             CONTRACT, AS AMENDED
1999 JAN C. HOEFFEL EMPLOYMENT
   TERMINATION AGREEMENT
                           (Full Titles of the Plans)

                     Mark L. Korell, Chief Executive Officer
           3021 Citrus Circle, Suite 150Walnut Creek, California 94598
                                 (925) 988-6550
           (Name and Address and Telephone Number of Agent of Service)

                                   Copies To:

                              Roger S. Mertz, Esq.
                                Severson & Werson
                       One Embarcadero Center, 26th Floor
                         San Francisco, California 94111
                                 (415) 398-3344

                        CALCULATION OF REGISTRATION FEE

==============================================================================

                                       Proposed        Proposed
Title of                               Maximum         Maximum        Amount of
Securities to           Amount to Be   Offering Price  Aggregate      Registra-
Be Registered           Registered(1)  Per Share       Offering Price tion Fee
Common Stock,
$0.01par value,
subject to
outstanding options
or warrants with
fixed exercise
prices under the:

FiNet.com, Inc.         442,041        $0.06(2)        $26,522          $7.00
1989 Stock Option       160,000         0.50(2)         80,000          22.00
Plan, as amended         75,000         0.65(2)         49,200          14.00
                         80,000         0.7190(2)       57,520          16.00
                        649,105         0.75(2)        486,829         135.00
                         25,000         0.875(2)        21,875           6.00
                         10,812         0.9375(2)       10,136           3.00
                          2,813         1.00(2)          2,813           1.00
                         32,500         1.0310(2)       33,508           9.00
                         50,000         1.0630(2)       53,150          15.00
                          7,500         1.1250(2)        8,438           2.00
                         75,000         4.50(2)        337,500          94.00
                         40,000         5.50(2)        220,000          61.00
                        -------         ---------      -------         ------

FiNet.com, Inc.          40,000         $0.06375       $ 2,550         $ 1.00
1998                    120,000          1.0625        127,500          33.00
Non-Employee             40,000          2.0723         82,892          23.00
Directors' Stock        -------         --------       -------          -----
Option Plan
Common Stock

Mark L. Korell          375,000         $1.03(2)     $ 386,250        $107.00
1998 Employment       2,001,291          1.03(2)     2,061,330         573.00
Agreement as            247,723          9.125(2)    2,260,472         628.00
amended                  39,602          7.625(2)      301,965          84.00
                        345,921          4.25(2)     1,470,164         409.00
                      ---------         --------     ---------        -------

L. Daniel Rawitch       600,000         $1.03(2)      $618,000        $172.00
1998 Employment       ---------         --------      --------        -------
Agreement, as
amended

Michael G. Conway       300,000         $0.66(2)      $198,000         $55.00
1998 Employment          67,500          1.03(2)        69,525          19.00
Agreement, as         ---------         --------      --------         ------
amended

Gary A. Palmer          350,000         $0.75(2)      $262,500         $73.00
1998 Employment       ---------         --------      --------         ------
Agreement


Thomas A. Porter        200,000         $0.75(2)      $150,000         $42.00
1999 Employment         100,000          0.66(2)        66,000          18.00
Agreement              --------         --------      --------         ------

Kevin Gillespie         350,000         $1.97(2)      $689,500        $192.00
1999 Employment        --------         --------      --------        -------
Agreement

Christos Skeadas        350,000         $2.25(2)      $787,500        $219.00
1999 Employment        --------         --------      --------        -------
Agreement

Common Stock,
$0.01 par value,
not subject to
outstanding
options or not
having fixed
exercise, grant
or purchase
prices under the:

FiNet.com, Inc.         875,000          $3.23(3)    $2,826,250       $786.00
1998 Stock Bonus        -------          --------    ----------       -------
Incentive Plan
Common Stock

FiNet.com, Inc.         800,000          $3.23(3)    $2,584,000       $718.00
1998                    -------          --------    ----------       -------
Non-Employee
Directors' Stock
Option Plan
Common Stock, as
amended

Mark L. Korell          125,000          $3.23(3)    $403,750         $112.00
1998 Employment         -------          --------    --------         -------
Agreement, as
amended

Michael G. Conway        15,000          $3.23(3)     $48,450          $13.00
1998 Employment         -------          --------     -------          ------
Agreemment, as
amended

Thomas A. Porter         40,000          $3.23(3)    $129,200          $36.00
1999 Employment         -------          --------    --------          ------
Agreement

Jan C. Hoeffel          300,000          $3.23(3)    $969,000         $269.00
1999 Employment         -------          --------    --------         -------
Termination
Agreement

FiNet.com, Inc.         500,000          $3.23(3)  $1,615,000         $449.00
1999 Employee           -------          --------  ----------         -------
Stock Purchase Plan

-------------------------------------------

(1) Based on shares subject to outstanding options or reserved for future issuance pursuant to the specified equity compensation plans as of July 28, 1999. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the specified equity compensation plans in order to adjust the number of shares reserved for issuance as the result of any future stock split, stock dividend, or similar adjustment of the Registrant;s outstanding Common Stock.

(2) Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the exercise prices of options granted as of the filing date of this Registration Statement.

(3) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of the registration fee, based on the average of the bid and asked sale prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on July 28, 1999.

REOFFER PROSPECTUS

                                 FiNet.com, Inc.

                                5,009,323 Shares

                                  Common Stock


                           -------------------------
         The selling shareholders identified in this prospectus are offering 5,009,323 shares of common stock. FiNet.com will not receive any of the proceeds from the sale of shares by the selling shareholders.

         FiNet.com's common stock is traded on the Nasdaq SmallCap Market under the symbol "FNCM." On July 28, 1999, the last reported sale price for the common stock on the Nasdaq SmallCap Market was $3.25 per share.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.


                         -------------------------


         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                         -------------------------


                  The date of this Prospectus is August 2, 1999

                              AVAILABLE INFORMATION

         FiNet.com, Inc. files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

         We have filed a registration statement on Form S-8 with the Commission. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and you should refer in each instance to the copy of such contract, agreement or other document filed as an exhibit to the registration Statement, each statement being qualified in all respects by such reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549, and at the Commission's following regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         Our SEC filings and the registration statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

         We will provide without charge to each person to whom a prospectus is delivered upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to the document that have been incorporated by reference unless such exhibits are specifically incorporated by reference in the document which this prospectus incorporates). Requests should be directed to: Chief Financial Officer, FiNet.com, Inc., 3021 Citrus Circle, Suite 150, Walnut Creek, California 94598, telephone (925) 988-6550.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Commission (File No. 0-18108) are incorporated by reference herein and shall be deemed to be a part hereof:

(a)      Annual Report on Form 10-K for the fiscal year ended April 30, 1999;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c) The description of the common stock contained in our Registration Statement on Form 8-A filed with the Commission on November 9, 1989.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be incorporated by reference in this prospectus and be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request of any person to whom a prospectus is delivered, including any beneficial owner, we will provide, without charge, a copy of the documents which have been incorporated by reference in this prospectus (other than exhibits thereto unless such exhibits are specifically incorporated by reference in any such document that this prospectus incorporates). Requests for such documents should be directed to: Chief Financial Officer, FiNet.com, Inc., 3021 Citrus Circle, Suite 150, Walnut Creek, California 94598, telephone
(925) 988-6550.

                                     SUMMARY

         This prospectus relates to the offer and sale from time to time by (i) certain of our executive officers and non-employee directors, and (ii) certain of our employees and former employees (collectively, the "selling shareholders") of an aggregate of 5,009,323 shares of common stock (the "Shares"), par value $0.01 per share. The Shares offered hereby are shares of common stock that have been or may be acquired by the Selling Stockholders: i) upon exercise of stock options granted to the Selling Stockholders pursuant to various FiNet stock option plans; ii) pursuant to our 1999 Employee Stock Purchase and 1998 Stock Bonus Incentive Plan; and iii) upon exercise of stock options or common stock purchase warrants granted to the Selling Stockholders pursuant to written employment contracts (collectively, the "Plans").

                                   The Company

         FiNet.com is a full service, on-line mortgage banker that offers an easy-to-use, one-stop mortgage source for consumers and mortgage brokers. We operate one of the first sites on the Internet that enables the consumer to apply for and receive credit approval on-line, and to electronically search, analyze and select from a wide variety of mortgage loan products and rates offered by us and other lenders. We make the mortgage process easier and more understandable, while maintaining quality service by controlling the consumer's entire mortgage lending experience. We also provide on-line and e-commerce technologies and loan process management tools to mortgage broker businesses to enable them to compete more effectively with on-line and other national lenders and brokers and help their customers make better informed borrowing decisions.

         We generate revenues by providing services to two primary customer groups: consumers and mortgage broker businesses. We market or intend to market our mortgage services to consumers primarily through:

              branded arrangements, where our services are offered through rapidly growing websites such as X00M.com and Ask.com, using our Interloan.com brand;

              co-branded  arrangements,  where our services are offered  through
              specialty  real  estate  websites  such  as  Homeseekers.com   and
              Homehunter.com, using both our brand and our partner's brand; and

              private label arrangements, where we plan to design and operate electronic mortgage centers for third party websites using our partner's brand.

         We provide our consumers with a fast and easy to use on-line method to get their loans approved through our award-winning iQualify.com technology. Consumers can then use our Interloan.com website technology to search, analyze and select from a wide variety of mortgage loan products and rates offered by leading lenders, including our Monument Mortgage subsidiary. We allow each consumer to choose between automated service and personalized assistance at any time in the loan process. Consumers are assisted by our mortgage professionals throughout the loan application process. We recently began offering our consumers additional choice by allowing them to submit their processed mortgage loan applications for auction to interested lenders. We refer to these services to consumers as our business-to-consumer channel.

         We offer mortgage broker businesses the opportunity to use the on-line technology and automated underwriting systems of our full service mortgage banking operation to expand and improve service to their local customers and compete with on-line mortgage originators, while maintaining the flexibility to control their own businesses. As a full service mortgage banker, we fund loans originated by mortgage brokers, which we then sell to institutional investors in the secondary mortgage market. We also plan to design private label websites for mortgage broker businesses that will emphasize user-friendly access to on-line, automated underwriting systems and other e-commerce services. We refer to these services to mortgage brokers as our business-to-business channel.

         We were incorporated under the laws of the State of Delaware in 1989. Our principal executive offices are located at 3021 Citrus Circle, Walnut Creek, California 94598, and our telephone number is (925) 988-6550.

         FiNet.com, iQualify.com and Interloan.com are trademarks of FiNet.com. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to buy our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also materially impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements incorporated herein by reference.

If we continue to experience losses in the future, our business, financial condition and growth prospects could be materially adversely affected.

         We have had net losses in each fiscal year since fiscal 1997, and we expect that we will continue to incur losses for the foreseeable future on both an annual and quarterly basis. We expect to continue to incur losses because of our plans to invest over the near term in information systems, sales and marketing, recruiting and training, customer support and administrative infrastructure. Because of these expected losses, we may not be able to implement our business plans, and our business, results of operations, financial condition and growth prospects could be materially adversely affected.

         As of April 30, 1999, we had an accumulated deficit of approximately $47.9 million. Prior to December 31, 1995, our year-end financial statements contained a qualification from our independent accountants regarding the uncertainty of our ability to continue as a going concern. We believe that it is likely that we will experience losses and accumulate deficits for the foreseeable future.

We may incur additional losses from the discontinued businesses of Coastal Federal Mortgage and Mical Mortgage.

         In April 1998, we acquired Coastal Federal Mortgage Company, and in May 1998, we acquired Mical Mortgage Inc., both of which have incurred losses since we acquired them. In April 1999, we discontinued our Coastal and Mical business units, and we substantially liquidated their assets. We recorded a special charge to operations of approximately $4.2 million associated with these discontinued units. We reported a net loss associated with their acquisition and operation of $16.9 million in fiscal 1999. We may incur additional unanticipated losses in connection with these discontinued business units.

If our new management is not able to improve and expand our operations, our business could suffer.

         We recently replaced most of our management team by hiring, among others, Mark Korell, our President and Chief Executive Officer, Gary Palmer, our Executive Vice President-Chief Financial Officer, Michael Conway, our Executive Vice President-Capital Markets, Thomas Porter, our Executive Vice President-Administration, Kevin Gillespie, our Executive Vice President-Sales and Marketing, and Chris Skeadas, our Executive Vice President-Chief Technology Officer. These employees have not previously worked together, and we cannot be sure that they will be able to work together effectively to improve and expand our operations. If these employees are not able to improve and expand our operations, our financial condition, profitability and growth prospects could be materially adversely affected.

The loss of any of our executive officers or key personnel would likely have an adverse effect on our business.

         We believe that our future success will depend to a significant extent on the continued services of our senior management and other key personnel, including, among others: Mark Korell, Gary Palmer, Michael Conway, Thomas Porter, Kevin Gillespie and Chris Skeadas. We do not maintain "key person" life insurance for any of our personnel. The loss of the services of any of these employees, or other key employees, could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to retain and attract qualified personnel, our business could suffer.

         Our ability to grow and our future success depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales and marketing, customer service and professional personnel. Competition for such employees is intense, especially in the e-commerce sector, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we fad to retain and attract the necessary technical, managerial, sales and marketing, customer service personnel and experienced professionals, our business, results of operations and financial condition could be materially adversely effected.

If consumers and mortgage broker businesses do not embrace on-line mortgage financing and sales, our business will be materially adversely affected.

         Our success depends upon the acceptance of on-line mortgage financing by consumers, mortgage brokers and other real estate service providers. If these groups do not embrace our model for mortgage finance, our business, results of operations and financial condition will be materially adversely affected. The market for electronic mortgage financing, particularly over the Internet, is at an early stage of development and is evolving rapidly. Rapid growth in the use of and interest in the Internet is a recent development and we cannot be sure Internet usage will continue to grow or that a sufficiently broad base of consumers and businesses will adopt, and continue to use, the Internet as a medium by which to communicate and obtain services traditionally provided in person-to-person and paper transactions. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet products and services.

         We believe that acceptance of our products and services will depend on the following factors, among others:

               the growth of the  Internet as a medium for  commerce  generally,
               and  as  a  market  for   financial   products  and  services  in
               particular;

               development of the necessary Internet network infrastructure to support new technologies and handle the demands placed upon the Internet;

               government regulation of the Internet;

               our ability to successfully and efficiently develop on-line products and services that are attractive to a sufficiently large number of consumers and mortgage brokers; and

              a change in the perception among many consumers and real estate service providers that obtaining a mortgage on-line is less dependable than obtaining a mortgage through a more traditional method.

         There is a risk that on-line mortgage financing will not gain market acceptance and that consumers will not significantly increase their use of the Internet for obtaining loans. If the market for on-line mortgage financing fails to develop, or develops more slowly than expected, our business, results of operations and financial condition would be materially adversely affected. In addition, if there are insufficient communications services to support the Internet, it could result in slower response times which would adversely affect usage of the Internet. Even if the Internet gains acceptance, we may be unable, for technical or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner, and such products and services and enhancements may not gain widespread market acceptance. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

         In addition, because the market for on-line mortgage lending is at an early stage of development, the volume of loans that we originate or sell in any given period is difficult to predict. If the volume of loans that we originate or sell falls below our expectations or the expectations of financial analysts, our business, results of operation and financial condition could be materially adversely affected.

If there is a recession, natural disaster or other disruption in the California economy, our business could be materially adversely affected.

         Approximately 87% of Monument's loans that we have originated and/or funded in fiscal 1999 were for properties located in California. No other state represented more than 6% of our loan volume during such period. Because a high concentration of our business is in California, we are particularly vulnerable to recessions and conditions affecting the economy of California. Although we seek to originate more loans in other states, we are likely to continue to be dependent on originating loans for properties located in California for the foreseeable future. There have been times in the past, most recently in 1991 and 1992, when the California economy suffered a recession more severe than the rest of the country. If such a recession were to occur again, our business, results of operations and financial condition would be materially adversely affected.

         In addition, California historically has been vulnerable to natural disasters, such as earthquakes and mudslides, which are not typically covered by standard hazard insurance policies that homeowners typically maintain. Uninsured disasters may reduce a borrower's ability to repay the mortgage loans we close and sell. A sustained period of increased delinquencies or defaults resulting from natural disasters could adversely affect the pricing of our future loan sales and our overall ability to sell loans. The occurrence of any such natural disasters in California could have a material adverse effect on our business, results of operations and financial condition.

If there is a decrease in the demand for mortgages, our business could suffer.

         Demand for mortgages is typically adversely affected by periods of economic slowdown or recession, which can be accompanied by rising interest rates and declining demand for consumer credit, home sales, real estate values and ability of borrowers to make loan payments. These factors tend to decrease demand for mortgage loans of the types we originate and could increase the rates of delinquencies and foreclosures on loans we hold. These changes would likely have a material adverse effect on our business, results of operations and financial condition.

         Over the last several years we have operated in an environment of relatively low interest rates, relatively high demand for consumer credit and increasing home sales and real estate values. We cannot be sure that we will be able to grow our business in an atmosphere of higher interest rates, lower consumer credit demand and real estate value and fewer home sales.

If interest rates rise, our results of operations could be materially adversely affected.

         Our residential mortgage business depends upon overall levels of sale and refinancing of residential real estate as well as on mortgage loan interest rates. Any fluctuation in interest rates or an adverse change in residential real estate or general economic conditions, both of which are outside our control, could have a material adverse effect on our business, results of operations and financial condition. The residential real estate industry is highly cyclical. Shifts in the economy and residential real estate values generally affect the number of home sales and new housing starts. The demand for mortgage loan financing increases as the number of home sales increases. Declining interest rates generally increase mortgage loan financing activity because homeowners refinance existing mortgage loans to obtain more favorable interest rates. Rising interest rates, in contrast, discourage refinancing activities and generally reduce the number of home sales that occur.

         Approximately 69% of the loans we originated and/or funded in fiscal 1999 were loans to refinance mortgage debt. The effect of interest rate changes tends to be greater on the market for refinancing loans than it is on the market for purchase loans, since refinancing a mortgage loan is voluntary and motivated primarily by a homeowner's desire to lower financing costs, whereas new home purchasers are motivated by a need or desire for a new home. Accordingly, the annual volume of new mortgage refinance loans is quite volatile. We cannot predict future interest rate trends, their impact on our business, or our ability to manage this business mix.

         The value of the loans we make is based, in part, on market interest rates, and our business, results of operations and financial condition may be materially adversely affected if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan but before we sell the loan into the secondary market, the value of that loan will decrease. If we delay in selling our loans into the secondary market, our interest rate exposure increases and we could incur a loss on the sale. While we use various hedging strategies to provide some protection against interest rate risks, no hedging strategy can protect us completely. The nature and timing of hedging transactions influences the effectiveness of hedging strategies and poorly designed strategies or improperly executed transactions may increase rather than decrease risk. In addition, hedging strategies involve transaction and other costs. There is a risk that our hedging strategy and the hedges that we make will not adequately offset the risks of interest rate volatility and that our hedges will result in losses.

         If we are unable to differentiate ourselves from competition in our industry, our business prospects could be harmed.

         The e-commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, so our competitors can launch new Internet sites at relatively low cost. In addition, the residential mortgage loan business is highly competitive. We currently compete with a variety of other companies offering mortgage services, including:

              various on-line mortgage brokers, including E-LOAN Inc., iOwn.com, Mortgage.com, Quicken Mortgage.com and Keystroke Financial;

              mortgage companies that offer products through on-line search engines, such as Yahoo! and Microsoft Corporation's Home Advisor website;

              mortgage   banking    companies,    commercial   banks,    savings
              associations, credit unions and other financial institutions which still originate the vast majority of mortgage loans; and

              mortgage brokers.

         Many of our mortgage banking and mortgage brokerage competitors have longer operating histories or significantly greater financial, technical, marketing and other resources than we do. Some of our on-line competitors are spending substantial funds on mass marketing and branding their mortgage services. In addition, some of our competitors offer a wider range of services and financial products to customers and have the ability to respond more quickly to new or changing opportunities. As a result, many have greater name recognition and more extensive customer bases and can offer more attractive terms to customers and adopt more aggressive loan pricing policies. We cannot be sure that we will be able to compete successfully against current and future competitors. If we are unable to do so it will have a material adverse effect on our business, results of operations and financial condition.

If our quarterly revenues and operating results fluctuate significantly, the price of our common stock is likely to be volatile.

         Our quarterly revenues and operating results are likely to continue to vary substantially from quarter to quarter. Fluctuation in our quarterly results may cause the price of our common stock to be volatile. We believe that the following factors, among others, could affect our quarterly results:

         fluctuations in mortgage loan interest rates;

         seasonal or other economic factors affecting demand for mortgage credit;

         the volume of our mortgage loan originations;

         the size and timing of our loan sales;

         our ability to offer competitive mortgage rates;

         changes in our pricing policies or our competitors' pricing policies for mortgage origination and processing fees;

         the proportion of our mortgage originations which are used to purchase homes or refinance existing debt;

         the introduction of new products and services by us or our competitors;

         the level of consumer interest and confidence in the Internet as a means of accessing financial products and services;

         the timing of releases of enhancements to our products and services;

         our ability to upgrade and develop our information systems and operational infrastructure to accommodate growth;

         the timing and rate at which we increase our expenses to support projected growth;

         the cost of compliance with federal and state government laws and regulations, including any changes in our historic business practices that could result from legal interpretations;

         any termination or restructuring of any strategic alliances or agreements with key service providers, such as the Federal National Mortgage Association, commonly known as Fannie Mae, or the Federal Home Loan Mortgage Corporation, commonly known as Freddie Mae;

         our  announcement  of  new  marketing   initiatives  or  strategic
         alliances with other Internet-based companies, or termination of any such initiative or alliance;

         the volume of business resulting from collaborative marketing efforts with our strategic partners;

         technical difficulties or service interruptions affecting our Internet websites or operational data processing systems;

         changes in our operating expenses and investment in our infrastructure;

         general economic conditions in the United States and economic conditions which particularly affect e-commerce industries; and

         additions or departures of key executives and operating personnel.

         These factors make a substantial decline in our stock price possible at any time. For example, our common stock traded between $0.41 and $18.25 per share between May 1, 1998 and June 30, 1999.

         In addition, the trading prices of Internet and e-commerce stocks have recently experienced extreme price and volume fluctuations. These fluctuations often appear to be unrelated or disproportionate to the operating performance of Internet and e-commerce companies. The valuations of many Internet and e-commerce stocks are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. In the past, securities class action litigation often has been brought against companies following declines in the market price of their securities. If litigation of this type were brought against us, it could be very costly and could divert management's attention and resources from our business plan.

         We anticipate that as the on-line mortgage origination industry matures, our business will also be increasingly susceptible to the same seasonal and cyclical factors that affect the mortgage industry as a whole. Accordingly, we believe period-to-period comparisons of our operating results are not meaningful and our results for any period should not be relied upon as an indication of future performance. Our operating results may fail to meet our expectations or those of analysts who follow us. Any such failure could cause our stock price to decline substantially.

         We are aware that from time to time chat groups may develop on the Internet and that participants in those groups may post statements about us. These statements may influence the market price of our common stock. We do not monitor statements about us that appear on the Internet, except for authorized statements made by us. We undertake no obligation of any kind whatsoever to monitor, correct, comment on or respond to statements on the Internet or elsewhere by others, and it is our policy not to monitor, correct, comment on or respond to such statements.

If we are unable to manage growth in our business, our results of operations may not improve.

         We anticipate that we will need to rapidly expand our employee base, facilities and infrastructure in order to be able to compete successfully and take advantage of market opportunities. We expect this expansion to place significant strain on our management, operational and financial resources. Our current personnel, systems, procedures and controls are not adequate to support anticipated growth of our operations. To manage this expected growth, we will need to improve our mortgage processing, operational and financial systems, information processing capacity, procedures and controls. We may be unable to hire, train, retain or manage necessary personnel, or to identify and take advantage of existing and potential strategic relationships and market opportunities. If we are unable to manage expansion of our business effectively, our business, results of operations and financial condition may not improve and could deteriorate.

Problems and risks related to potential acquisitions and alliances may harm our business.

         Our growth strategy includes acquisitions of or alliances with companies with complementary services, technologies and businesses. In connection with any such acquisition, we may fail to successfully integrate the operations of the acquired company. For example, as described more completely above under "We may incur additional losses from the discontinued businesses of Coastal Federal Mortgage and Mical Mortgage," we incurred significant losses following our acquisitions of Mical and Coastal, and have discontinued their operations. Any future acquisitions or alliances we pursue may not be completed or successful. Also, acquisitions or alliances could divert our management's attention from other business matters, or we could lose key employees of acquired companies or alliance businesses.

If we lose key mortgage lender relationships, our business could be materially adversely affected.

         We rely on lenders to make loans in cases where we act as a broker. These lenders are under no obligation to continue their relationships with us or to make a loan to any potential borrower we present to them. Approximately 65% of the loans we originated in fiscal 1999 were closed by five lenders. Our reliance on a small group of lenders makes our origination volume more susceptible to changes in the rates, services and products such lenders offer. The loss of our relationship with any of these lenders, or the failure of these lenders to offer competitive terms, could have a material adverse effect on our business, results of operations and financial condition.

The discontinuation of federal programs that purchase loans or any change in our eligibility to participate such programs would have a material adverse effect on our business.

         We fund our mortgage loan operations in part by selling the mortgage loans that we fund to entities such as Fannie Mae, Freddie Mac and the Government National Mortgage Association, commonly known as Ginnie Mae, which pool those mortgage loans into mortgage-backed securities. Our ability to sell mortgage loans depends upon the continuation of programs administered by these entities, as well as our continued eligibility to participate in these programs. If these programs, or our eligibility to participate in them, were terminated or significantly curtailed, our business, results of operations and financial condition would be materially adversely affected. In addition, the mortgage products offered under these federal programs may change from time to time. The profitability of specific mortgage products may vary depending on a number of factors, including our administrative costs of originating these products.

         We also depend upon private mortgage investors, such as GMAC/RFC, GE Capital Mortgage and IndyMac, to purchase mortgage loans that we originate which do not qualify for inclusion in the federal programs described above. If private investors reduce their purchases of these mortgage loans, the market and price for such mortgage loans will be adversely affected, which would have a material adverse effect on our business, results of operations and financial condition.

         We depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae's Desktop Underwriter, or DU, Freddie Mac's Loan Prospector, GMAC/RFC's AssetWise and GE Capital Mortgage's Good Decisions. These services help ensure that our mortgage services can be offered efficiently and timely. We currently have an agreement with Fannie Mae that allows us to use their automated underwriting services and enables us to sell qualified first mortgages to Fannie Mae. During fiscal 1999, approximately 66% of our loans funded by Monument Mortgage, Inc. were sold to Fannie Mae. We expect to continue to process a significant portion of our conforming loans using the Fannie Mae system. However, our agreements with Fannie Mae and other mortgage investors can be terminated by either party immediately upon the delivery of a written termination notice. There is a risk that we will not remain in good standing with Fannie Mae and other mortgage investors or that Fannie Mae and other mortgage investors will terminate our relationship. The termination of our agreement with Fannie Mae would materially adversely impact our ability to originate loans.

If our new marketing relationships are unsuccessful, our loan originations could suffer.

         We have entered into a majority of our marketing relationships within the past four months. We expect our new marketing relationships to direct a significant number of prospective customers to our websites. Our agreements with marketing partners are typically short term, lasting as little as 90 days, and, in some cases, can be unilaterally terminated by either party. If any of these agreements were terminated or lapsed without extension, we could lose an important new source of loan applications.

         Among our new marketing relationships are those with Ask.com, CoxInteractive, GetSmart.com, Homehunter, Homeseekers and XOOM.com. If our relationship with these marketing partners or future marketing partners are not successful, or if they are successful but are discontinued for any reason, we could experience a material reduction in the number of loans we are able to originate. We cannot predict whether any or all of these agreements will be terminated or will be renewed or extended past their current expiration dates. In addition, if we fail to establish relationships with future website operators or to anticipate and make adjustments in our marketing strategy to access other potential customers, our business, results of operations and financial condition could be materially adversely affected.

If we have to repurchase loans originated for or sold to lenders, our operating results could be materially adversely affected.

         Under agreements with some of our lenders, they may require us to repurchase loans that we originate for them, or they purchase from us, in the event of material misrepresentations by us or inaccuracies in the borrowers' loan documents. In fiscal 1999, we were required to repurchase approximately $0, $9.9 million and $124,000 principal amount of loans sold by Coastal, Mical and Monument Mortgage, respectively. It is possible that future demands will be made to repurchase loans sold by these subsidiaries. There is a risk that we will not have sufficient funds to repurchase loans upon demand or that such repurchases will have a material adverse effect on our business, results of operations and financial condition.

         As a result of repurchases, we occasionally are required to hold foreclosed residential real estate in inventory until it can be resold. If interest rates rise and the economy declines, the rate of mortgage loan foreclosures may rise. Depending on the circumstances of the transaction, we may or may not be able to sell the property for more than the outstanding loan balance. As of April 30, 1999, our Mical Mortgage subsidiary held approximately $1 million aggregate principal amount of loans in foreclosure. Future foreclosures could have a material adverse effect on our business, results of operations and financial condition.

If we lose access to credit facilities to finance our mortgage lending activities, our growth prospects could be severely limited.

         We act as a lender for many of the loans we originate. Because we are not a bank, we are dependent upon specialized mortgage credit facilities from other lenders to finance our mortgage lending activities. We previously maintained warehouse credit facilities with Residential Funding Corporation, and at times, we have defaulted under such lines of credit. These warehouse lines have expired; however, we were granted monthly extensions on one of these lines. The current monthly extension under this line ends on July 31, 1999.

         We cannot assure you that financing will continue to be available on favorable terms or at all. To the extent that we are unable to access adequate capital to fund loans, we may have to curtail or cease our loan funding activities entirely. This would have a material adverse effect on our ability to execute our growth and operating strategies as well as on our business, results of operations and financial condition.

If there are interruptions or delays in obtaining appraisal, credit reporting, title searching and other underwriting services from third parties, we may experience customer dissatisfaction and difficulties closing loans.

         We rely on other companies to perform certain aspects of the loan underwriting process, including appraisals, credit reporting and title searches. If the provision of these ancillary services were interrupted or delayed, it could cause delays in the processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business are dependent on our ability to secure the timely provision of these ancillary services by the third parties with whom we have business relationships. If we are unsuccessful in securing the timely delivery of these ancillary services we will likely experience increased customer dissatisfaction and our business, results of operations and financial condition could be materially adversely affected.

If we fail to comply with extensive federal and state laws regulating our industry, we could be subject to penalties, disqualifications, lawsuits or enforcement actions that could have a material adverse affect our business.

         Our operations are subject to extensive regulation by federal and state authorities. For example, the United States Department of Housing and Urban Development, or HUD, regulates certain aspects of the mortgage lending business, as do the Federal Reserve Board and the Federal Trade Commission. The Real Estate Settlement Procedures Act of 1974, or RESPA, the Truth in Lending Act and federal statutes require that certain disclosures, such as good faith estimates of settlement charges, a Truth-in-Lending Statement and a HUD-1 settlement statement be provided to borrowers and that certain information, such as the HUD Settlement Costs booklet, also be provided to borrowers. The Federal Fair Housing Act and the Equal Credit Opportunity Act prohibit discrimination and various state statutes prohibit unfair and deceptive trade practices, and impose disclosure and other requirements in connection with the mortgage loan origination process. If we fail to comply with such regulations, possible consequences could include loss of approved status, demands for indemnification, class action lawsuits, and administrative enforcement actions.

         In addition, RESPA contains certain prohibitions regarding the giving or taking of a fee, kickback, or anything of value for the referral of business to any specific person or organization. However, the payment of reasonable compensation for the provision of goods, services and facilities is generally not prohibited.

         In September 1998, HUD cited Mical for various alleged violations of HUD/FHA regulations. Thereafter, HUD withdrew Mical's HUD/FHA Title I & II approvals and imposed a civil penalty against Mical in the amount of $500,000.

         In California, regulation and licensing of mortgage brokers and lenders falls under the California Department of Real Estate or the California
Department of Corporations. Other than banking industry employees and other persons who are exempt from California Department of Real Estate and California Department of Corporations licensing requirements, individuals engaged directly in the origination of loans or the dissemination of certain information are required to be licensed by the California Department of Real Estate or the California Department of Corporations. We and some of our subsidiaries are also required to be licensed in other states in which we have offices or operate. Although we have the licenses required in California and several other states and believe that we will be able to obtain licenses required in other states from time to time, we cannot be sure that we will successfully comply with the many government regulations and licensing requirements to which we are subject. If we fail to comply adequately, it could have a material adverse effect on our business, results of operations and financial condition.

If legislation or regulation surrounding the use of the Internet restricts our ability to originate mortgages over the Internet, our business would be materially adversely affected.

         Laws and regulations directly applicable to the Internet and e-commerce may become more prevalent in the future. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be materially adversely affected. Such legislation and regulation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium. The laws and regulations governing the Internet remain largely unsettled, even in areas where there has been some legislative or regulatory action. It may take years to determine whether and how existing laws and regulations such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and regulations, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

If we are unable to respond to rapid technological change in e-commerce and improve our products and services, our business could be materially adversely affected.

         The Internet and e-commerce are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render existing technology and systems obsolete. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our on-line services. We have little proprietary computer software, information databases or applications. We cannot be sure that others will not develop and offer superior products and services, or, if so offered, that they will not gain a greater acceptance among potential customers. Our success will depend, in part, on our ability to both license and internally develop leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of websites and other proprietary technology entails significant technical and business risks. There can be no assurance that we will successfully use new technologies effectively or adapt our websites, technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, customer requirements or emerging industry standards, our business, results of operations and financial condition could be materially adversely affected.

If our computer systems fail, our business would be materially adversely affected.

         A key element of our strategy is to generate a high volume of traffic on, and use of, our websites. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems and network infrastructure are critical to our reputation and ability to attract and retain customers and maintain adequate customer service levels. Our revenues depend in part on the number of potential customers who visit our websites. Any system interruption that results in the unavailability of our websites would reduce the volume and attractiveness of our product and service offerings. Our communications hardware and some of our other computer hardware operations are located at our facilities in Walnut Creek, California. The hardware for our internal loan and product database, as well as our loan processing operations, is also maintained in our Walnut Creek facility. Fires, floods, earthquakes, power losses, telecommunications failures, breaches and similar events could damage these systems. Computer viruses, electronic breaches or other similar disruptive problems could also adversely affect our websites. Our business, results of operations and financial condition could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for losses that may occur in the event of a failure of our computer systems or other interruptions in our business.

         Our websites must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. In the past, we have experienced periodic system interruptions, which we believe will continue to occur from time to time. Any substantial increase in the volume of traffic on our websites will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. We cannot be sure that we will be able to accurately project the rate or timing of increases, if any, in the use of our websites or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. In addition, our users depend on Internet service providers, on-line service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outage delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems would materially adversely affect our business, results of operations and financial condition.

If our electronic security devices are breached, our business would be materially adversely affected.

         The secure transmission of confidential information through e-commerce is critical to our underwriting process. We rely on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as consumers' financial statements. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise were to occur, it could have a material adverse effect on our business, results of operations and financial condition.

         We may be required to spend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and e-commerce in particular. To the extent that our activities involve the storage and transmission of proprietary information, such as consumers' financial statements and profile information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that a failure to prevent such security breaches will not have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully address Year 2000 issues, our business could be materially adversely affected.

         Many currently installed computer systems and software programs only accept two digits to identify the year in any date. Any system or program which cannot accept four digits to identify the year in any date may not distinguish dates falling on or after January 1, 2000 from dates falling before January 1, 2000. As a result, many computer systems and software programs may need to upgraded or replaced to ensure they comply with Year 2000 requirements.

         The actual cost we incur to become Year 2000 compliant is subject to certain risks and uncertainties including, among others, our ability to timely identify all affected business-critical systems, and the readiness of service providers, vendors and suppliers, and our financial institutions and significant customers. If we are unsuccessful in correcting our business-critical systems and processes affected by the Year 2000 issue, our, business, results of operations and financial condition could be materially affected. In addition, if our service providers, vendors and suppliers or our financial institutions and significant customers are adversely affected by the Year 2000 issue, our operations could face substantial interruptions and our business, results of operations and financial condition could be materially and adversely affected. These third party risks include possible interruptions in our ability to fund loans utilizing our warehouse facilities, our ability to sell loans to Fannie Mae and other investors, originate mortgages over the Internet and our hedging systems' ability to link to financial data.

         For   additional   information   regarding   Year  2000   issues,   see
"Management's Discussion and Analysis of Financial Conditions and Results of Operations."

If previously unregistered shares of our common stock are sold into the market, it could cause the market price of our common stock to drop.

         As of June 30, 1999, we had approximately 90.3 million shares of common stock, and warrants to purchase approximately 16.6 million shares of common stock, issued and outstanding. Prior to this offering, we had approximately 27.4 million shares of freely tradable stock outstanding. This prospectus covers substantially all of the shares of our common stock subject to registration rights which could not otherwise currently be sold pursuant to Rule 144 of the Securities Act. Accordingly, the number of shares freely tradable in the open market following the effective date of this prospectus will increase significantly. If the holders of these shares sell large numbers of the shares in the open market, the market price of our common stock could fall sharply. In addition, the perception that such sales could occur may cause the market price of our common stock to remain relatively low indefinitely. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Future  issuances  of  additional   securities  will  be  dilutive  to  existing
shareholders.

         Pursuant to contractual obligations to file a registration statement with the SEC covering shares of common stock held by some of our existing shareholders, we may be obligated to issue additional shares to such shareholders for failing to file the registration statement within the time specified in the agreements under which the shares were purchased. If we are required to issue such additional shares, it will result in dilution to the interests of our other shareholders.

         In addition, Mr. Korell's employment agreement has an anti-dilution provision pursuant to which he has the right to maintain a four percent equity position in FiNet.com. The issuance of options to Mr. Korell pursuant to this provision will result in dilution to the interests of our other shareholders.

We do not intend to pay dividends.

         We have not paid any dividends on our common stock since fiscal 1997 and we do not anticipate paying dividends on our common stock in the foreseeable future. You should take this into account when deciding whether to buy our stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations.
Also, when we use such words as "believe," "expect," "anticipate," "plan," "could," "intend" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, results of operations and financial condition.

                              SELLING SHAREHOLDERS

         The Shares are shares of common stock that have been or may be acquired by the selling shareholders pursuant to the Plans. Each selling shareholder will receive all of the net proceeds from the sale of his or her respective Shares. There is no assurance that any of the selling shareholders will sell any or all of the Shares.

         The following table sets forth (i) the name of each selling shareholder, (ii) the nature of his or her position, office or material relationship with FiNet.com within the past three years, (iii) the number of shares of common stock beneficially owned by each selling shareholder as of June 30, 1999, (iv) the number of Shares offered by each selling shareholder hereunder, and (v) the number of shares and (if one percent or more) the percentage of common stock to be beneficially owned by each selling shareholder after this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Applicable percentage of ownership for each shareholder is based on 90,312,005 shares of common stock outstanding as of June 30, 1999.


                                                                                 Shares Owned
                                                               Number of       after Offering
                             Relationship          Number        Shares
Name                        with the Company      of Shares     Offered
                                                  Owned          Hereby        Number        %
----------------------------------------------------------------------------------------------
Barbanica, Kristine A.      Employee                 5,000          625          4,375       *
Bays, Montgomery            Former employee            712          712              0       *
Conway, Michael             Executive Vice          90,000       15,000         75,000       *
                            President-Capital
                            Markets
Cosio-Barron, Joseph        Employee                 3,167        3,167              0       *
Falcao, Antonio             Director                40,000       40,000              0       *
Garcao, Jose Maria Salema   Greater Than 5%      9,330,000       40,000      9,290,000       *
                            Bene. Owner
Guedes, Jose Filipe Nobre   Former Director        520,000       65,000        455,000       *
Hoeffel, Jan C.             Director             1,564,075      525,241      1,038,834      1.2
Johnson, Linda, C.          Employee                 3,750          469          3,281       *
Kimura, Regina              Employee                 3,750          469          3,281       *
Korell, Mark                Chairman,              976,909    3,134,537              0       *
                            President & CEO
Meyer S. Lewis              Director             1,165,000      145,000      1,020,000      1.1%
Porter, Thomas              Executive Vice          40,000       40,000              0       *
                            President-Admin.
Rawitch, L. Daniel          Vice Chairman of     1,358,206      748,000        610,206       *
                            the Board
Smith, Helen G.             Employee                 3,750          469          3,281       *
Sogin, Stephen J.           Director               170,634      170,634              0       *
Richard E. Wilkes           Director               80,000        80,000              0       *

----------------------

*  Less than 1% of the outstanding shares of common stock

Sales under this prospectus may also be made by certain unnamed persons who are employees of, but not directors, officers or controlling persons, of FiNet.com who hold the lesser of (i) 1,000 Shares of common stock, or (ii) 1% of the Shares issuable under any of the Plans to be offerered under this prospectus
(the "De Minimus Amount"). The amount of Shares that may be sold be each of such unnamed persons under this prospectus may not exceed the De Minimus Amount.



                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling shareholders except for the exercise price of the options and common stock purchase warrants underlying certain of the Shares offered under this prospectus. We intend to use any proceeds from the exercise of the options and warrants for general corporate purposes.

                              PLAN OF DISTRIBUTION

          The selling shareholders may offer their Shares at various times in one or more of the following transactions:

         on the Nasdaq SmallCap Market(or any other exchange on which the shares may be listed);

         in the over-the-counter market;

         in negotiated transactions other than on such exchanges;

         by pledge to secure debts and other obligations;

         in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of Shares.

         Under certain circumstances the selling shareholders and any broker-dealers that participate in the distribution may be deemed to be
"underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, FiNet.com has agreed to indemnify the selling shareholders with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

         Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of Shares may not simultaneously engage in market making activities with respect to the FiNet.com's common stock for a period of two business days prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of FiNet.com's common stock by the selling shareholders.

         The selling shareholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of FiNet.com, and FiNet.com has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed on for us by Severson & Werson, San Francisco, California.

                                     EXPERTS

         Our consolidated financial statements at April 30, 1999 and for the year in the period ended April 30, 1999 included in our Annual Report on Form 10-K for the fiscal year ended April 30, 1999, and incorporated by reference in this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is herein incorporated by reference, and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Our consolidated financial statements, except with respect to Coastal Federal Mortgage, for the fiscal years ended April 30, 1998 and 1997 were audited by Reuben E. Price & Co., independent certified accountants, as set forth in their report which is herein incorporated by reference, and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



=====================================================         ===============================================


         You may rely on the  information  contained
in this  prospectus.  We have not authorized  anyone
to   provide   information   different   from   that
contained in this  prospectus.  Neither the delivery
of this  prospectus  nor sale of common  stock means
that  information  contained in this  prospectus  is                         5,009,323 Shares
correct  after  the  date of this  prospectus.  This
prospectus  is not an offer to sell or  solicitation
of an offer to buy these  shares of common  stock in
any  circumstances  under which the  solicitation is                           Common Stock
unlawful.

             -------------------------                                  -------------------------

                 TABLE OF CONTENTS                                              PROSPECTUS
                                                                        -------------------------
                                             Page

Available Information..........................2
Incorporation of Certain Documents
     by Reference..............................2                               August 2, 1999
Summary........................................4
Risk Factors...................................5
Selling Shareholders..........................21
Use of Proceeds...............................22
Plan of Distribution..........................22
Legal Matters.................................23
Experts.......................................23


=====================================================         ===============================================


                                 FINET.COM, INC.


                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 9.  Incorporation Of Documents By Reference.

     The following  documents are incorporated by reference in this Registration
Statement:

     A. Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     B. All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended April 30, 1999;

     C. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on November 9, 1989 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 10. Description of Securities.

     Not applicable.

Item 11. Interests of Named Experts and Counsel.

     Not applicable.

Item 12. Indemnification of Directors and Officers.

     Pursuant to the General Corporation Law of Delaware (the "DGCL"), the Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of
Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified.

     The Company's Certificate of Incorporation and its Bylaws provide for indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL for claims against them in their official capacities, including stockholders' derivative actions.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Exemption From Registration Claimed.

     With respect to the 5,461,248 restricted shares of Common Stock being reoffered by the selling stockholders pursuant to this Registration Statement, the issuance of these shares by the Company to the selling stockholders was effected in reliance upon an exemption from this registration under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

Item 14. Exhibits.

Exhibit
Number   Footnote  Description of Document
------   --------  -----------------------
5                  Opinion of Severson & Werson, A Professional Corporation
23.1               Consent of Ernst & Young LLP
23.2               Consent of Reuben E. Price & Co.
23.3               Consent of Richard A. Eisner & Company LLP
23.4               Consent of Counsel (contained in Exhibit 5)
24                 Power of Attorney (see page II-5)
99.1               FiNet.com, Inc. 1989 Stock Option Plan, as amended
99.2               Form of Stock Option Agreement for use with the FiNet.com
                   Inc. 1989 Stock Option Plan, as amended
99.3      (1)      FiNet.com, Inc. 1998 Stock Bonus Incentive Plan
99.4               FiNet.com, Inc. 1998 Non-Employee Directors' Stock Option
                   Plan, as amended
99.5               Form of Stock Option Agreement for use with the FiNet.com,
                   Inc. 1998 Non-Employee Directors' Stock Option Plan,
                   as amended
99.6      (1)      FiNet.com, Inc. 1999 Employee Stock Purchase Plan
99.7      (1)      Employment Agreement between the Registrant and Mark L.
                   Korell, as amended to date
99.8      (1)      Employment Agreement between the Registrant and L. Daniel
                   Rawitch, as amended to date
99.9      (1)      Employment Agreement between the Registrant and Michael G.
                   Conway, as amended to date
99.10     (1)      Employment Agreement between the Registrant and Thomas A.
                   Porter, as amended to date
99.11     (1)      Employment Termination Agreement between the Registrant and
                   Jan C. Hoeffel, dated February 3, 1999


(1) filed as an Exhibit to the Company's Registration Statement on Form S-1 filed with the Commission on July 2, 1999 and incorporated herein by reference.

Item 9.  Undertakings.

     A. Rule 415 Offering.

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.  Filings Incorporating Subsequent Exchange Act Documents By Reference.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Regulation S-K Item 512(h) Undertaking for Registration Statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on August 2, 1999.

                                    FINET.COM.INC.


                                     By:  /s/ Mark L. Korell
                                          --------------------------
                                              Mark L. Korell
                                              Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Korell and Gary A. Palmer, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                  Title                            Date
 ---------                  -----                            ----
/s/ Mark L. Korell      Chairman of the Board,           August 2, 1999
Mark L. Korell          President & Chief
                        Executive Officer
                        (Principal Executive
                        Officer)

/s/ L. Daniel Rawitch   Vice Chairman                    August 2, 1999
L. Daniel Rawitch

/s/ Gary A. Palmer      Executive Vice President-        August 2, 1999
Gary A. Palmer          Chief Financial Officer
                        (Principal Financial and
                        Accounting Officer)

/s/ Jan C. Hoeffel      Director                         August 2, 1999
Jan C. Hoeffel

/s/ S. Lewis Meyer      Director                         August 2, 1999
S. Lewis Meyer

/s/ Stephen J. Sogin    Director                         August 2, 1999
Stephen J. Sogin

/s/ Richard E. Wilkes   Director                         August 2, 1999
Richard E. Wilkes

/s/ Antonio P. Falcao   Director                         August 2, 1999
Antonio P. Falcao

                                INDEX TO EXHIBITS

Exhibit
Number    Footnote  Description of Document
------    --------  -----------------------
5                   Opinion of Severson & Werson, A Professional Corporation
23.1                Consent of Ernst & Young LLP
23.2                Consent of Reuben E. Price & Co.
23.3                Consent of Richard A. Eisner & Company, LLP
23.4                Consent of Counsel (contained in Exhibit 5)
24                  Power of Attorney (see page II-5)
99.1                FiNet.com, Inc. 1989 Stock Option Plan, as amended
99.2                Form of Stock Option Agreement for use with the FiNet.com,
                    Inc. 1989 Stock Option Plan, as amended
99.3       (1)      FiNet.com, Inc. 1998 Stock Bonus Incentive Plan
99.4                FiNet.com, Inc. 1998 Non-Employee Directors' Stock Option
                    Plan, as amended
99.5                Form of Stock Option Agreement for use with the FiNet.com,
                    Inc. 1998 Non-Employee Directors' Stock Option Plan,
                    as amended
99.6       (1)      FiNet.com, Inc. 1999 Employee Stock Purchase Plan
99.7       (1)      Employment Agreement between the Registrant and Mark L.
                    Korell, as amended to date
99.8       (1)      Employment Agreement between the Registrant and L. Daniel
                    Rawitch, as amended to date
99.9       (1)      Employment Agreement between the Registrant and Michael G.
                    Conway, as amended to date
99.10      (1)      Employment Agreement between the Registrant and Thomas A.
                    Porter, as amended to date
99.11      (1)      Employment Termination Agreement between the Registrant and
                    Jan C. Hoeffel, dated February 3, 1999
---------------------

(1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 filed with the Commission on July 2, 1999 and incorporated herein by reference.